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                      April 13, 2023

       K. Jon Taylor
       Chief Financial Officer
       FirstEnergy Corp.
       76 South Main Street
       Akron, OH 44308

                                                        Re: FirstEnergy Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 13,
2023
                                                            File No. 333-21011

       Dear K. Jon Taylor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation